Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated August 2, 2005 relating to the consolidated financial statements of ASAT Holdings Limited, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS

Hong Kong
May 5, 2006